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                                                                                                  EXHIBIT 12
                                         NATIONAL FUEL GAS COMPANY
                                       COMPUTATION OF ACTUAL RATIO OF
                                         EARNINGS TO FIXED CHARGES
                                                (UNAUDITED)
                                           (Thousands of Dollars)
                                      Twelve
                                      Months
                                      Ended                         Year Ended September 30
                                     06/30/94      1993        1992       1991        1990        1989
EARNINGS:
Income Before Interest Charges(1)    $127,057    $125,742    $118,222   $110,240    $109,781    $104,065
Allowance for Borrowed Funds
 Used in Construction                     252         174       1,088      2,278       1,273         775
Federal Income Tax                     37,073      21,148      17,680     (3,929)     17,435      18,085
State Income Tax                        4,540       2,979       3,426        342       2,419       4,168
Deferred Income Taxes - Net(3)         10,194      16,923      14,130     26,880       7,657       3,624
Investment Tax Credit - Net              (686)       (698)       (711)      (746)       (798)       (890)
Rentals(2)                              5,600       5,621       5,857      4,915       4,915       4,915

                                     $184,030    $171,889    $159,692   $139,980    $142,682    $134,742

FIXED CHARGES:

Interest and Amortization
 of Premium and Discount
 on Funded Debt                      $ 35,403    $ 38,507    $ 39,949   $ 41,916    $ 37,236    $ 29,949
Interest on Commercial Paper
 and Short-Term Notes Payable           6,276       7,465      12,093     11,933      12,521      15,339
Other Interest(1)                       3,270       4,727       6,958      9,679       9,298       7,132
Rentals(2)                              5,600       5,621       5,857      4,915       4,915       4,915

                                     $ 50,549    $ 56,320    $ 64,857   $ 68,443    $ 63,970    $ 57,335

Ratio of Earnings to
 Fixed Charges                           3.64        3.05        2.46       2.05        2.23        2.35

Note: (1) For the twelve months ended June 30, 1994, and the fiscal years ended September 30, 1993 and 1992,
          $1,618,000, $1,374,000, and $1,129,000, representing the amortization of loss on reacquired debt each period, respectively, has been excluded from "Other Interest" and included as a component of
          "Income Before Interest Charges."
      (2) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.
      (3) For the twelve months ended June 30, 1994, excludes the cumulative effect of change in accounting for income taxes in the amount of ($3,826,000).

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